VITRAN CORPORATION INC.

EMPLOYEE STOCK OPTION PLAN

ARTICLE I – DEFINITIONS

          In addition to the other terms defined herein, when used in this Plan, unless the context otherwise requires:

(a)	“Act” means the Securities Act (Ontario) as the same may be amended, re-enacted or replaced from time to time;

(b)	“Associates” shall have the meaning given to it under the Act;

(c)	“Company” shall mean Vitran Corporation Inc.;

(d)	“Compensation Committee” shall mean the compensation committee of the Company as same may be constituted from time to time and any committee in succession to the compensation committee;

(e)

“Directors” and “Board of Directors” shall each mean the Board of Directors of the Company for the time being and reference without more to action by the Directors or by the Board of Directors shall mean action by the Directors as a Board;

(f)	“Holder” shall mean a person to whom an Option or Options have been or are granted under the plan;

(g)	“Insider” means:

	i.	an insider as defined in the Act, other than a person who falls within that definition solely by virtue of being a director or senior officer (as such term is defined in the Act) of a Subsidiary; and

	ii.	an Associate of any person who is an Insider by virtue of (i) above.

(h)	“Option” or “Options” shall mean an option or options granted or issued pursuant to the Plan;

(i)

“Plan” shall mean the Vitran Corporation Inc. - Employee Stock Option Plan adopted by the Board of Directors at its meeting held on March 14, 1995 and approved by the shareholders of the Company at a meeting held on May 17, 1995, as from time to time amended or supplemented as herein provided;

(j)	“Shares” shall mean Class A Voting Shares without par value in the capital of the Company;

(k)	“Subsidiary” shall mean any corporation more than 50% of whose stock having general voting power is owned by the Company or by a Subsidiary of the Company.

ARTICLE II - OPTIONS

          Section 1. Shares Available. The Directors may at any time and from time to time, in accordance with this Plan, reserve and/or grant Options on such number of treasury Shares, which is not in excess of 1,750,000 Shares or such greater number as shall have been duly approved by the Board of Directors and, if required by the rules and policies of The Toronto Stock Exchange or any other Exchange on which the Shares may be listed, by the shareholders of the Company.

          Section 2. Time of Issuance of Options. The Directors, on the recommendation of the Compensation Committee, may from time to time grant Options pursuant to this Plan. Subject to the provisions of Section 4 of this Article II, nothing herein shall be construed to prohibit the granting of Options at different times to the same person.

          Section 3. Persons Eligible. Persons eligible to receive Options shall be such bona fide officers, directors and employees of the Company or its Subsidiaries or other persons or companies engaged to provide on-going management or consulting services to the Company or its Subsidiaries, as demonstrate the potential of becoming key personnel of, or performing valuable services for the Company and its Subsidiaries, or as inducement of employment, as the Board of Directors, on the recommendation of the Compensation Committee, in its sole discretion may determine. Notwithstanding anything to the contrary contained in the Plan, no Options may be granted to Insiders if such Options, together with any other options previously granted by the Company (collectively the “Share Compensation Arrangements”) could result in:

(a)

the number of Shares reserved for issuance pursuant to Share Compensation Arrangements to Insiders collectively exceeding 10% of the sum of the number of Shares of the Company then issued and outstanding less Shares issued within the previous 12 months pursuant to Share Compensation Arrangements (the “Outstanding Issue”); or

(b)

the issuance to Insiders, collectively within the 12 months immediately preceding or 12 months immediately following the date of grant of such Options, of a number of Shares exceeding 10% of the Outstanding issue; or

(c)

the issuance to any one Insider within the 12 months immediately preceding or 12 months immediately following the date of grant of such Options, of a number of Shares exceeding 5% of the Outstanding Issue.

          Section 4. Number of Shares to be Optioned. The number of Shares to be optioned to any person shall be determined, in its sole discretion, by the Board of Directors, on the recommendation of the Compensation Committee provided that the number of Shares reserved for issuance at any time to any one person pursuant to the Plan shall not exceed 5% of the number of Shares of the Company then issued and outstanding.

          Section 5. Form of Options. A Certificate of Option, in the form or substantially in the form set out in the schedule hereto, signed by the President or Vice-President and by the Secretary or the Treasurer or an Assistant Secretary of the Company and having the seal of the Company affixed thereto shall be issued to each person to whom an Option is granted.

          Section 6. Assignability of Options. Options and all rights thereunder shall be non-assignable and non-transferable by the Holder, provided however that the representatives of a deceased Holder may exercise the rights enjoyed under any such Option at the time of his/her death subject, however, to the terms, conditions and limitations herein provided.

          Section 7. Option Price and Term. The price at which Shares may be purchased under any Option granted pursuant to this Plan shall be the closing price of the Shares on The Toronto Stock Exchange on the last trading day prior to the grant of such Option and if there is no such closing price, the price at which Shares may be purchased under any Option granted pursuant to the Plan shall be the simple average of the closing bid and ask prices on The Toronto Stock Exchange on the last trading day prior to the grant of such Option. The term during which Shares may be purchased under any Option granted pursuant to the Plan shall be determined by the Directors but shall not exceed 10 years.

ARTICLE III - EXERCISE OF OPTIONS

          Section 1. When Exercised. The Directors, on recommendation of the Compensation Committee, shall fix the term of the Option and the rights of exercise with respect thereto.

          Section 2. How Exercisable. Options shall be exercised by delivery of a duly signed notice in writing to such effect, together with the Option Certificate and the full purchase price of the Shares purchased pursuant to the exercise of the Option, to the President or any Vice-President, or the Secretary of the Company or any officer of the Company appointed by the Board of Directors for the purposes of receiving the same.

          Section 3. Issuance of Shares. Within a reasonable time after exercise of an Option and payment for the Shares purchased pursuant to such exercise, the Company shall cause to be delivered to the person exercising the Option a certificate for the Shares purchased pursuant to the exercise of the Option and an Option Certificate for a number of Shares equivalent to the difference between the Number of Shares of the Option Certificate surrendered at the time of the exercise of the Option and the number of Shares with respect to which the Option was so exercised, or the Company may, at its election and in lieu of issuing a new Option Certificate, endorse on the original Option Certificate a memorandum of the number of Shares in respect of which the Option has been exercised.

          Section 4. Termination of Options. Subject to Section 1 of this Article, any Option not exercised within the period fixed for its exercise shall terminate and become void and of no effect.

          Section 5. Termination or Cessation of Employment. Any Option, to the extent it has not been exercised, shall, unless otherwise determined by the Board of Directors or the Compensation Committee, terminate upon the cessation or termination for any reason of the Holder’s employment with the Company or a Subsidiary, as the case may be, at 5:00 p.m. local time on the last day of employment, provided, however, that if the cessation or termination, as the case may be, is due to

(a)	retirement on or after attaining the age of sixty-five years, or

(b)	early retirement on or after attaining the age of fifty-five years, with the concurrence of the Compensation Committee, or

(c)	disability to an extent and in a manner as shall be determined in each case by the Compensation Committee, or

(d)	death,

the Holder or the legal representatives of such Holder, as the case may be, and notwithstanding any other provision of this Plan, shall have the privilege of exercising the Option to the extent to which the Holder or deceased Holder, as the case may be, could have exercised the same at the time of cessation or termination of employment by reason of his retirement or disability as defined in this Section, or death, within six months from the date of such event, provided however that no Option may be exercised, notwithstanding the foregoing provisions, after the stated date of expiry thereof.

ARTICLE IV - ADJUSTMENTS

          Adjustment of Optioned Shares. If prior to the complete exercise of any Option there shall be declared and paid a stock dividend upon the Shares of the Company or if such Shares shall be consolidated or subdivided or converted, exchanged or reclassified, or in any way substituted for, then the Option, to the extent that it has not been exercised, shall entitle the Holder upon the future exercise of the Option to such number and kind of securities or other property, subject to the terms of the Option, to which the Holder would have been entitled had the Holder actually owned the Shares subject to the unexercised portion of the Option at the time of the occurrence of such stock dividend, consolidation, conversion, subdivision, exchange, reclassification or substitution; and the aggregate purchase price upon the future exercise of the Option shall be the same as if originally optioned Shares of the Company were being purchased hereunder. If any such event should occur, the number of Shares with respect to which Options remain to be issued or with respect to which Options may be reissued, shall be similarly adjusted.

ARTICLE V – CHANGE OF CONTROL

          If a bona fide offer (the “Offer) for voting or equity shares is made to shareholders of the Company generally, or to a class of shareholders of the Company which, if Options were exercised, would include Holders, and which Offer, if accepted in whole or in part, would result in the offeror exercising control over the Company within the meaning of subsection 1(3) of the Securities Act (Ontario) (as amended from time to time) then, notwithstanding anything to the contrary contained herein, but subject to the other provisions hereof:

(a)	The Directors may give their express consent to the exercise of any Options which are outstanding at the time of the Offer in the manner hereinafter provided.

(b)

If the Board has so consented to the exercise of any Options outstanding at the time of the Offer, the Company shall, immediately after such consent has been given, notify each Holder currently holding an Option of the Offer, with full particulars thereof, together with a notice stating that, in order to permit the Holder to participate in the Offer, the Holder may, during the period that the Offer is open for acceptance (or, if no such period is specified, the period of 30 days following the date of such notice), exercise all or any portion of any such Option held by the Holder.

(c)

In the event that the Holder so exercises any such Option, such exercise shall be in accordance with Article III herein; provided that, if necessary in order to permit the Holder to participate in the Offer, such Option shall be deemed to have been exercised, and the issuance of Shares received upon such exercise (the “Optioned Shares”) shall be deemed to have occurred, effective as of the first day prior to the date on which the Offer was made.

(d)	If, upon the expiry of the applicable period referred to in subsection (b) above, the Offer is completed, and:

i.

the Holder has not exercised the entire or any portion of such Option then, as of and from the expiry of such period, the Holder’s right to purchase the Shares covered by such Option shall not be exercisable, and shall expire and be null and void; and

ii.

the Holder has exercised the entire or any portion of such Option, but has not tendered the Shares received in connection with such exercise to the Offer, then, as and from the expiry of such period, the Company may require the Holder to sell to the Company such Optioned Shares for a purchase price of $0.001 per Optioned Share.

(e)	If:

	i.	the Offer is not completed (within the time specified therein, if applicable);

or

	ii.	all of the Optioned Shares tendered by the Holder pursuant to the Offer are not taken up and paid for by the offeror in respect thereof;

then the Optioned Shares or, in the case of paragraph (ii) above, the portion thereof that are not taken up and paid for by such offeror, shall be returned by the Holder to the Company and reinstated as authorized but unissued Shares, and the terms of the Option as set forth herein shall again apply to such Option, or the remaining portion thereof, as the case may be.

(f)	If any Optioned Shares are returned to the Company pursuant to (e) above, the Company shall refund the option price to the Holder in respect of such Optioned Shares.

(g)	In no event shall the Holder be entitled to sell the Optioned Shares otherwise than pursuant to the Offer, except as provided in paragraph (d) (ii) above.

ARTICLE VI - FRACTIONAL SHARES

          No fractional shares shall be issued upon the exercise of this Option nor shall any scrip certificates in lieu thereof be issuable at any time. Accordingly, if as a result of any adjustment pursuant to Article IV an Optionee would become entitled to a fractional Share, he shall have the right to purchase only the next lower whole number of Shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

ARTICLE VII- LIMITATIONS

          The Company’s obligations to issue Shares in accordance with the terms of this Plan is subject to compliance with the laws, rules, and regulations of all public agencies and authorities applicable to the issuance and distribution of such Shares and to the listing of such Shares on any Stock Exchange on which the Shares of the Company may be listed. The Optionee agrees to comply with all such laws, rules and regulations and agrees to furnish to the Company all information and such undertakings as may be required to permit compliance with such laws, rules and regulations.

ARTICLE VIII - AMENDMENT AND INTERPRETATION

          The Board of Directors may discontinue the Plan at any time except that such discontinuance may not alter or impair any Option previously granted to an Optionee under the Plan. Subject to any necessary approval of The Toronto Stock Exchange or any other Exchange on which the Shares may be listed, the Board of Directors may from time to time amend the Plan and the terms and the conditions of any Options thereafter to be granted and the Board of Directors, with the consent of the affected Holder of an Option, may from time to time amend the Plan and the terms and conditions of any Options which have been theretofore granted.

          Adopted effective April 21, 2004.

VITRAN CORPORATION INC.

By:	/s/ Rick E. Gaetz
Rick E. Gaetz
President &
Chief Executive Officer

By:	/s/ Kevin A. Glass
Kevin A. Glass
Secretary